Exhibit 15

August 5, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 16, 2003 on our review of interim financial information of Sonoco Products Company for the period ended June 29, 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements on Forms S-8 (filed September 4, 1985; February 6, 1992, file No. 33-45594; June 7, 1995, File No. 33-60039; September 25, 1996, File No. 333-12657; December 30, 1998, File No. 333-69929; October 28, 2002, File No. 333-100799; and October 28, 2002, File No. 333-100798).

Yours very truly,

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP